EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Total System Services, Inc.

    2012 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-181790) on Form S-8 of Total System Services, Inc. of our report dated April 11, 2019, with respect to the statements of financial condition of the Total System Services, Inc. 2012 Employee Stock Purchase Plan (the Plan) as of December 31, 2018 and 2017, the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 11-K of the Total System Services, Inc. 2012 Employee Stock Purchase Plan, included as Exhibit 99.1 to the December 31, 2018 annual report Form 10-K/A Amendment No.1 of Total System Services, Inc.

/s/ KPMG LLP

Atlanta, Georgia

April 11, 2019